Exhibit 99.1

ALX Oncology Announces Pricing of Public Offering

SOUTH SAN FRANCISCO, Calif., October 5, 2023 (GLOBE NEWSWIRE) — ALX Oncology Holdings Inc., (“ALX Oncology” or the “Company”) (Nasdaq: ALXO), an immuno-oncology company developing therapies that block the CD47 immune checkpoint pathway, today announced the pricing of its previously announced underwritten public offering of common stock and pre-funded warrants. ALX Oncology is selling 7,370,690 shares of common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase 1,250,000 shares of common stock in the offering. The shares of common stock are being sold at a public offering price of $6.38 per share, the closing price on October 4, 2023, and the pre-funded warrants are being sold at a public offering price of $6.379 per pre-funded warrant, which represents the per share public offering price for each common share less the $0.001 per share exercise price for each pre-funded warrant. The gross proceeds to ALX Oncology from this offering are expected to be approximately $55.0 million, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any pre-funded warrants. All shares of common stock and pre-funded warrants to be sold in the offering are being offered by the Company. In addition, ALX Oncology has granted the underwriters a 30-day option to purchase up to an additional 1,293,103 shares of its common stock at the public offering price per share less underwriting discounts and commissions. The offering is expected to close on or about October 10, 2023, subject to the satisfaction of customary closing conditions.

ALX Oncology anticipates using the net proceeds from the offering to fund the continued clinical development of evorpacept and the related clinical trials, including our ASPEN-06 clinical trial, and for working capital and other general corporate purposes.

Piper Sandler and Cantor are acting as joint lead book-running managers for the offering. UBS Investment Bank is also acting as a book-running manager for the offering. LifeSci Capital and H.C. Wainwright & Co. are acting as lead managers for the offering.

The securities described above are being offered by ALX Oncology pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from: Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com or UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275 or by email at ol-prospectus-request@ubs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ALX Oncology

ALX Oncology is a publicly traded, clinical-stage immuno-oncology company focused on helping patients fight cancer by developing therapies that block the CD47 immune checkpoint inhibitor and bridge the innate and adaptive immune system. ALX Oncology’s lead product candidate, evorpacept, is a next generation CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain. Evorpacept has demonstrated promising clinical responses across a range of hematologic and solid malignancies in combination with a number of leading anti-cancer antibodies. ALX Oncology is currently focusing on combining evorpacept with anti-cancer antibodies, ADCs, and PD-1/PD-L1 immune checkpoint inhibitors.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements, including statements relating to ALX Oncology’s expectations regarding the anticipated use of proceeds, and the completion of the public offering. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. ALX Oncology cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions, and the satisfaction of customary closing conditions related to the public offering. There can be no assurance that the Company will be able to complete the public offering. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Peter Garcia

Chief Financial Officer, ALX Oncology

(650) 466-7125 Ext. 113

peter@alxoncology.com

Malini Chatterjee, Ph.D.

Blueprint Life Science Group

mchatterjee@bplifescience.com

Media Contact:

Karen Sharma

MacDougall

(781) 235-3060

alx@macbiocom.com